Exhibit 99.1

Contacts
	Company:	Mark H. Burroughs
FOR IMMEDIATE RELEASE		(732) 542-2800
	Investors:	Jennifer Beugelmans
(646) 596-7473
	Media:	Dan Budwick
(973) 271-6085
November 5, 2009
OSTEOTECH REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS
Company Achieves Sequential and Year-Over-Year U.S. Sales Growth In Base Business
2009 Guidance Updated
Call on November 6, 2009 at 9:00 a.m. EST
Osteotech, Inc. (NASDAQ: OSTE), a leader in the emerging field of biologic products for regenerative healing, today reported financial results for the third quarter ended September 30, 2009.
“During the third quarter of 2009, our focus was on the release of our three new biologic products, MagniFuse™ Bone Graft, FacetLinx™ Fusion Technology and Plexur M® Innovative Grafting,” said Sam Owusu-Akyaw, President and Chief Executive Officer of Osteotech. “All of these products have generated excitement among surgeons and our sales agencies. We have received very positive feedback from our surgeon customers and believe these products are well-positioned to become market leaders. Based upon the dynamic feedback we’ve received to date, we made additional and necessary enhancements to these product lines during the third quarter of 2009 incurring incremental costs and expenses of approximately $.4 million. We are focused on learning from the challenges associated with our previous product launches and working to ensure we can be responsive to the market’s needs and flexible as new opportunities arise. We plan to continue to invest in these new products during the balance of 2009 because our future growth and profitability will be driven by our ability to be successful with the releases of these new and differentiated biologics. We feel confident we are taking the steps necessary to successfully position our new biologics in the procedure-specific markets they are designed to serve, although the required investments will impact our 2009 revenue and bottom line expectations.”

“We have made notable progress in executing our product development and launch strategies throughout 2009, but we have also faced considerable challenges”, continued Mr. Owusu-Akyaw. “Our domestic base business grew sequentially compared with the second quarter and year-over-year, which we believe provides tangible evidence that our growth strategy is gaining traction and that we are successfully executing. While we were able to achieve domestic sales growth, we have seen a slowdown in international sales, primarily due to our self-imposed temporary suspension of Bulgarian tissue in a key Asian market and the general economic and reimbursement conditions in Greece. Initially, we anticipated recovering some of the lost market share in the second half of 2009, but we now believe we have lost traction in these markets. For the three and nine months ended September 30, 2009, these markets generated revenue of $.3 million and $2.0 million, respectively, compared with $1.6 million and $5.4 million in the comparable periods of 2008.”
Recent and Upcoming Corporate Developments
•
During the third quarter, Osteotech commercialized FacetLinx Fusion Technology for use in facet fusion procedures. Based upon surgeon feedback following the initial introduction, the Company made strategic changes to the instrumentation set to enhance the product’s ease-of-use. Early in the fourth quarter, the Company commenced a limited launch of the product and early sales indicate that FacetLinx is quickly gaining traction among key surgeons.

•
Early in the fourth quarter, the Company announced the first U.S. spinal surgery using MagniFuse PC (Posterior Cervical), which marked the start of the controlled release for the Company’s family of products based upon the MagniFuse technology platform. MagniFuse PC was utilized during a posterior cervical fusion surgery and was cited as being easy-to-use and intuitive with a differentiated self-contained delivery system unlike any other product on the market. Osteotech expects MagniFuse technology to be used in 25 procedures by the time of the North American Spine Society annual meeting in mid-November.

•	Osteotech intends to showcase its MagniFuse Technology and FacetLinx Fusion Technology at the North American Spine Society annual meeting in San Francisco, California from November 10 — 14, 2009.

•
During the third quarter, Osteotech began the process of analyzing data from the 60-patient DuraTech BioRegeneration Matrix clinical trial. Based upon the data analysis process, the Company now expects to file during the fourth quarter of 2009 a 510(k) application with the United States Food and Drug Administration (FDA) to secure marketing clearance for DuraTech. DuraTech is the first of several products under development based upon Osteotech’s proprietary human collagen technology (HCT™) platform.

Financial Results
Revenue for the three months ended September 30, 2009 was $23.0 million compared with $24.1 million for the three months ended September 30, 2008. The decline in revenue for the third quarter of 2009 compared with the same period of 2008 was primarily driven by the expected reduction in revenue from the services businesses. The services businesses include client services and private label demineralized bone matrix, which collectively declined $1.1 million to $.7 million in the third quarter of 2009 compared with the third quarter of 2008. Excluding client services and private label demineralized bone matrix revenue, third quarter 2009 revenues were essentially equivalent with third quarter 2008 revenues. International revenue was $4.6 million, a decline of $.5 million in the third quarter of 2009 compared with the same period of 2008 primarily reflecting the challenging general economic conditions and the lingering impact following the resolution of the Company’s self imposed temporary suspension of tissue products processed from tissue recovered by its Bulgarian subsidiary. Domestic revenue in the Company’s base business was approximately $17.7 million in the third quarter of 2009 and grew 3% compared with the same period of 2008, and 6% compared with the second quarter of 2009. The Company’s base business excludes client services and private label demineralized bone matrix product revenues.

Revenue for the nine-month period ended September 30, 2009 was $70.4 million compared with $79.2 million reported for the same period of 2008. The decline in revenue for the nine-month period ended September 30, 2009 was primarily driven by: the expected reduction in revenue from the Company’s services businesses, which declined $5.2 million, the aforementioned decline in international revenue and lower domestic unit sales volume.
Net loss for the third quarter ended September 30, 2009 was $1.9 million, or $0.11 per share, compared with net income of $58,000, or breakeven for the third quarter of 2008. Net loss for the nine-month period ended September 30, 2009 was $4.9 million, or $0.27 per share, compared with net income of $2.6 million, or $0.15 per diluted share, for the comparable period of 2008. The net loss in 2009 is primarily due to the Company’s anticipated reductions in revenue and lower gross margins and, in the third quarter, higher-than-anticipated costs related to a variety of enhancements to its new procedure-specific biologic solutions.
Guidance
Based upon the results achieved to date and the additional expenditures the Company expects to incur to support its enhanced launch strategies and product updates, Osteotech is updating the financial guidance it previously established for 2009:
•	Revenue is expected to range between $92 million and $94 million;

•	Net loss for 2009 is expected to be between $0.32 and $0.36 per share; and

•	The Company expects to exit 2009 with $9 million to $10 million in cash.
Conference Call Tomorrow, November 6, 2009
The Osteotech management team will host a conference call on November 6, 2009 at 9:00 a.m. (EST) to discuss third quarter 2009 financial results, recent corporate developments and guidance for 2009. The call can be accessed by dialing 1-866-770-7129 (domestic) or 1-617-213-8067 (international) and indicating access code 27776012. The conference will also be simultaneously webcast at http://www.osteotech.com. A replay of the call will be available two hours after completion of the live call through midnight, Friday, November 20, 2009 by dialing 1-888-286-8010 and indicating access code 24133940.
About Osteotech
Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing biologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech or the conference call, please go to Osteotech’s website at www.osteotech.com.
Certain statements made throughout this press release that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to develop and introduce new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of November 5, 2009 and the Company does not intend to update this information.

OSTEOTECH, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008

Revenue	$22,961	$24,063	$70,363	$79,247
Cost of Revenue	12,502	11,182	36,406	37,622

Gross profit	10,459	12,881	33,957	41,625

Marketing, selling and general and administrative expenses	10,648	10,476	33,034	33,479
Research and development expenses	1,544	1,739	5,195	5,273

	12,192	12,215	38,229	38,752

Operating income (loss)	(1,733)	666	(4,272)	2,873

Interest expense, net	(354)	(276)	(1,063)	(762)
Other	58	(270)	106	953

Income before income taxes	(2,029)	120	(5,229)	3,064
Income tax provision (benefit)	(122)	62	(322)	452

Net Income	$(1,907)	$58	$(4,907)	$2,612

Earnings per share:
Basic	$(0.11)	$—	$(0.27)	$0.15
Diluted	$(0.11)	$—	$(0.27)	$0.15
Shares used in computing earnings (loss) per share:
Basic	18,120,350	17,881,018	17,925,718	17,749,402
Diluted	18,120,350	17,993,900	17,925,718	17,854,319
CONSOLIDATED SEGMENT REVENUE DETAIL
(dollars in thousands)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
DBM	$14,611	$14,023	$43,445	$47,564
Hybrid/Synthetic	894	816	2,289	2,187
Traditional Tissue	5,101	5,246	15,821	15,606
Spinal Allografts	1,966	1,943	5,708	6,479
Client Services	125	1,706	2,013	6,527
Other Product Lines	264	329	1,087	884

Revenue	$22,961	$24,063	$70,363	$79,247

OSTEOTECH, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	September 30,	December 31,
	2009	2008
Assets

Cash and cash equivalents	$10,607	$18,823
Accounts receivable, net	19,393	17,968
Deferred processing costs	45,476	38,715
Inventories	1,683	1,467
Prepaid expenses and other current assets	2,303	3,115

Total current assets	79,462	80,088
Property, plant and equipment, net	30,894	34,005
Other assets	8,718	13,022

	$119,074	$127,115

Liabilities and Stockholders’ Equity

Accounts payable and accrued liabilities	$19,973	$23,569
Current maturities of capital lease obligation	968	895

Total current liabilities	20,941	24,464
Capital lease obligation	12,439	13,175
Other liabilities	6,742	6,626

Total liabilities	40,122	44,265
Stockholders’ equity	78,952	82,850

	$119,074	$127,115

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